Exhibit 99.2

Aclaris Therapeutics Announces Top-line Results from 12-Week Phase 2b Trial of Oral Zunsemetinib (ATI-450) for Moderate to Severe Rheumatoid Arthritis and Provides Corporate Update

-Study Did Not Meet Primary or Secondary Efficacy Endpoints in Rheumatoid Arthritis –

-Efficacy Results Do Not Support Further Development of Zunsemetinib –

-Company to Host Conference Call and Webcast Today at 8:00 AM ET –

WAYNE, Pa., Nov. 13, 2023 (GLOBE NEWSWIRE) -- Aclaris Therapeutics, Inc. (NASDAQ: ACRS), a clinical-stage biopharmaceutical company focused on developing novel drugs for immuno-inflammatory diseases, today announced top-line results from a Phase 2b study of zunsemetinib (ATI-450), an investigational oral MK2 inhibitor, in subjects with moderate to severe rheumatoid arthritis (RA; ATI-450-RA-202).

ATI-450-RA-202 is a Phase 2b, randomized, multicenter, double-blind, placebo-controlled, dose-ranging study to investigate the efficacy, safety, tolerability, pharmacokinetics and pharmacodynamics of two doses of zunsemetinib plus methotrexate (MTX) versus placebo plus MTX in patients with moderate to severe RA who have had an inadequate response to MTX alone. The study enrolled 251 patients across three treatment arms (ATI-450 20mg BID, ATI-450 50mg BID, Placebo BID) at approximately 40 trial sites in the United States, Poland, Bulgaria and Czech Republic. The primary efficacy endpoint is the proportion of patients achieving an ACR20 response following 12 weeks of treatment. Secondary efficacy endpoints included ACR50 response, ACR70 response, DAS28-CRP and other pertinent RA measures.

Results

In the trial, patients administered either the 20mg or 50mg dose did not meet the primary endpoint of ACR20 response or any of the secondary efficacy endpoints at 12 weeks, including ACR50 response, ACR70 response, and DAS28-CRP. There was no notable differentiation between zunsemetinib and placebo across any measures of efficacy at week 12. No meaningful safety findings were observed.

Based on the overall program results, Aclaris will discontinue further development of the ATI-450 program, including halting enrollment of Aclaris’ ongoing Phase 2a trial of zunsemetinib in psoriatic arthritis.

“We are deeply disappointed with the results of this trial and for patients suffering from rheumatoid arthritis. We would like to thank the patients and investigators for their participation in the trial, and I am proud of our team for their commitment to its execution,” stated Doug Manion, M.D., Aclaris’ Chief Executive Officer. “Despite this setback, we continue to look forward to the upcoming results of our Phase 2b trial of ATI-1777 in atopic dermatitis and initiating our Phase 2 clinical development program for ATI-2138.”

Additional Pipeline Updates

•

ATI-1777 (Topical “Soft” JAK1/3 Inhibitor): In June 2021, Aclaris announced positive results from its Phase 2a trial in patients with moderate to severe atopic dermatitis. ATI-1777 was designed to provide maximal activity against skin lesions whilst minimizing potential toxicities related to systemic exposure. Around the end of the year, Aclaris expects to provide the results of its 250 patient, 6-arm, Phase 2b study in patients with mild, moderate or severe atopic dermatitis, including adults and children as young as 12 years old, across approximately 30 clinical trial sites in the United States.

•

ATI-2138 (Oral Covalent ITK/JAK3 Inhibitor): Aclaris recently reported results of a multiple ascending dose study of ATI-2138 in healthy volunteers showing promising pharmacokinetic and pharmacodynamic properties that could positively impact T cell-mediated diseases. Aclaris anticipates beginning the Phase 2 program in early 2024 with ulcerative colitis as the initial indication, with other indications under consideration.

•

ATI-2231 (Oral MK2 Inhibitor): ATI-2231 is a potential treatment for pancreatic cancer and metastatic breast cancer as well as in preventing bone loss in patients with metastatic breast cancer. Aclaris is supporting Washington University in a first-in-human investigator-initiated Phase 1a trial of ATI-2231 in patients with advanced solid tumor malignancies. Aclaris is discontinuing its current efforts on ATI-2231 as a potential treatment for immuno-inflammatory diseases.

•	Confluence Discovery Technologies and KINect® Platform: Aclaris’ world class discovery team continues to innovate by targeting the human kinome to address areas of high unmet medical need.

•	Cash Position: As of September 30, 2023, Aclaris had aggregate cash, cash equivalents and marketable securities of $187.0 million.

Conference Call and Webcast

Management will host a conference call and webcast, with an accompanying slide presentation of the data from the Phase 2b trial, at 8:00 AM ET today to review the results of the trial. To access the live webcast of the call and the accompanying slide presentation, please visit the “Events” page of the “Investors” section of Aclaris’ website, www.aclaristx.com. The webcast will be archived for at least 30 days on the Aclaris website.

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates to address the needs of patients with immuno-inflammatory diseases who lack satisfactory treatment options. The company has a multi-stage portfolio of drug candidates powered by a robust R&D engine exploring protein kinase regulation. For additional information, please visit www.aclaristx.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “anticipate,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Aclaris’ current beliefs and expectations. These forward-looking statements include Aclaris’ expectations regarding its future development plans, including its plans to discontinue further development of the ATI-450 program, and the timing of trials and reporting results from trials for its other drug candidates. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Aclaris’ reliance on third parties over which it may not always have full control, Aclaris’ ability to enter into strategic partnerships on commercially reasonable terms, the uncertainty regarding the macroeconomic environment and other risks and uncertainties that are described in the Risk Factors section of Aclaris’ Annual Report on Form 10-K for the year ended December 31, 2022 and other filings Aclaris makes with the U.S. Securities and Exchange Commission from time to time. These documents are available under the “SEC Filings” page of the “Investors” section of Aclaris’ website at www.aclaristx.com. Any forward-looking statements speak only as of the date of this press release and are based on information available to Aclaris as of the date of this release, and Aclaris assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Aclaris Therapeutics Contact:

Robert A. Doody Jr.

Senior Vice President, Investor Relations

484-639-7235

rdoody@aclaristx.com